Exhibit 99.1

FOR IMMEDIATE RELEASE

BofI Holding, Inc. Elects James J. Court to its Board of Directors

SAN DIEGO, CA – (MARKETWIRE – April 22, 2011) – BofI Holding, Inc. (NASDAQ: BOFI), holding company of Bank of Internet USA, announced today the election of James J. Court to the Company’s Board of Directors, effective immediately. Mr. Court will be an independent director and his election fills the vacancy left by the passing of Mr. Gordon Witter in January 2011. Mr. Court will chair the Company’s Technology and Operations Committee.

Mr. Court is Senior Vice President and Chief Operating Officer of First American Property & Casualty Insurance Group, a member of the First American Financial Corporation, and has been with the organization since 1999. His responsibilities encompass the group’s operations and information technology. Prior to joining First American, Mr. Court held information technology and operations positions at MGE UPS Systems and at Printronix, Inc. Mr. Court has led successful business and technology transformations in both the financial services and manufacturing sectors. Mr. Court holds an MBA from the Graziadio School of Business and Management at Pepperdine University, a Bachelor of Science Degree in Information Systems from the University of Redlands and an Associate Degree in Electronic Engineering Technology.

Chairman of the Board Ted Allrich and President and Chief Executive Officer Greg Garrabrants stated: “We are very pleased to welcome Jim to the Board. His substantial knowledge and experience in the operations and information technology sector will add significantly to our organization.”

About BofI Holding, Inc.

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA, a nationwide savings bank that operates primarily through the Internet. Bank of Internet USA provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Kristi Procopio at (858) 704-6239.